Exhibit 99.1

FAO, Inc. Emerges From Chapter 11

KING OF PRUSSIA, Pa., Apr 23, 2003 — FAO, Inc. (Nasdaq: FAOQD), announced today that it has successfully emerged from Chapter 11 bankruptcy protection and that its confirmed Plan of Reorganization has become effective.

David Levene of Levene, Neale, Bender, Rankin, & Brill LLP, FAO Inc.’s reorganization counsel, said, “FAO Inc. has formally emerged from bankruptcy only 100 days after its filing. This is a remarkable achievement considering that this was a confirmed plan, there were no “lock-up” or “pre-pack” agreements in place and that significant equity and debt financing arrangements had to be secured. The effort put forth by the Company’s senior management team, Board of Directors, major shareholders and outside professionals was truly outstanding.”

As part of its Plan of Reorganization, the Company has closed on the sale of $30 million of the Company’s convertible preferred stock to a group of investors. The group is led by Hancock Park Associates and Kayne Anderson Capital Advisors and includes Fred Kayne, Chairman of FAO, Inc., Richard Kayne, a board member and Chief Executive Officer of Kayne Anderson, and Saks Incorporated. After issuance of the preferred stock and securities issued to creditors under the Plan of Reorganization, existing common stockholders are expected to retain approximately 9.3% of the Company’s outstanding equity on a fully diluted basis.

The Company also has closed on $77 million in bank financing to be used to fund the Company’s operations. The bank financing includes a $67 million revolving credit facility being provided by a group of banks led by Fleet Retail Finance Inc. and a $10 million term loan being provided by Back Bay Capital Funding LLC.

The Company stated that its first priority upon emerging from bankruptcy would be to work closely with its suppliers to get all FAO Schwarz, Zany Brainy, and The Right Start stores back in-stock on inventory. Since the Company filed for bankruptcy in January, the Company has focused on reducing its overall level of inventory and liquidating old and discontinued inventory from its stores.

About FAO, Inc.:

FAO, Inc. owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children’s specialty retailing. FAO, Inc. owns and operates the renowned children’s toy retailer FAO Schwarz; The Right Start, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy, the leading retailer of development toys and educational products for kids.

For additional information on FAO, Inc. or its family of brands, visit the Company on line at http://www.irconnect.com/faoo/.

This press release contains certain forward-looking statements with respect to the implementation and anticipated results of the Company’s business strategy, and the financial condition, results of operations and business of the Company, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Actual results may be impacted by factors including, but not limited to: the realization of anticipated cost savings and operating efficiencies from the Company’s bankruptcy reorganization; competition from other retailers; the Company’s ability to generate sales; potential product liability claims; potential operational or integration challenges; changes in consumer spending; dependence on independent manufacturers and suppliers and their credit terms and other risks included in FAO, Inc.’s filings with the Securities and Exchange Commission, including the risk factors set forth in its Registration Statement on Form S-3 No. 333-84438. The Company has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.